EXHIBIT 10.34

                [NORTH ATLANTIC TRADING COMPANY, INC. LETTERHEAD]



THOMAS F. HELMS, JR.
Chairman of the Board & Chief Executive Officer


VIA FEDERAL EXPRESS


September 24, 1999

Mr. Jack Africk
North Atlantic Trading Company, Inc.
1200 North Federal Highway, Suite 211
Boca Raton, Florida 33431

Re:  Consultant Agreement

Dear Jack:

Pursuant to the notification terms of your existing Consultant Agreement, we are pleased to inform you that North Atlantic Trading Company wishes to renew its arrangement with you for fiscal year 2000, which will run from January 1, 200 to December 31, 2000. The terms and conditions of that arrangement would be maintained as currently stated in the current Consultant Agreement, dated as of December 11, 1998.

As you recall, the additional compensation for reimbursement of secretarial services, office rent and car expense were provided in a separate agreement and was o expire on June 30, 1999 but, at your request, was extended until December 31, 1999. Given the circumstances associated with those one-time decisions, this additional compensation will not be offered beyond December 31, 1999.

Once again, we would be very pleased to have you continue as a Consultant to the Company for fiscal year 2000, we believe you provide real and significant value to the Company. If the above is acceptable to you, please indicate your agreement by signing below and return the executed document.

Very truly yours,


/s/ Thomas F. Helms, Jr.

Agreed & Accepted this 27th day of September, 1999


/s/ Jack Africk
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Jack Africk



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